Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Malvern Bancorp, Inc., Announces Restatement of Specified Financial Statements

PAOLI, PA., November 28, 2017 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), parent company of Malvern Federal Savings Bank (“Malvern” or the “Bank”), announced it is restating its consolidated financial statements as of September 30, 2016 and 2015, for each of the years in the two year period ended September 30, 2016, and its consolidated interim financial statements for the periods ended December 31, 2016, March 31, 2017 and June 30, 2017 (collectively, the “Specified Financial Statements”). The previously filed Specified Financial Statements should no longer be relied upon. The Company will be filing amendments to its fiscal 2016 10-K and 10-Qs for the first three quarters of fiscal 2017, which will include the restated Specified Financial Statements.

The matters described in this press release relate to the Company’s income tax account balances. The effect of these matters is to increase net income for fiscal 2016 by approximately $208,000, fiscal 2015 by approximately $970,000 and fiscal 2014 by approximately $388,000. The effect of these matters as of and for the nine months ended June 30, 2017, is a decrease to net income of approximately $795,000 and a decrease in tax liability account of $795,000.

These matters have no effect on the Company’s cash position, net interest margin, pre tax income or the Company’s operating expenses.

In connection with these matters, the Company is filing a Current Report on Form 8-K with the SEC under Item 4.02(b), as the Company was advised by BDO USA, LLP (“BDO”), the Company’s independent registered public accounting firm, that the Company should disclose that BDO’s audit report on the Company’s consolidated financial statements as of September 30, 2016 and 2015, and for each of the years in the two year period ended September 30, 2016, and BDO’s completed interim reviews of the Company’s consolidated interim financial statements as of and for the periods ended December 31, 2016, March 31, 2017 and June 30, 2017, should no longer be relied upon. BDO also informed the Company that BDO’s report on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2016 in Item 9A of the Company’s fiscal 2016 10-K that the Company’ internal control over financial reporting was effective as of September 30, 2016, should no longer be relied upon.

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia and through its nine other banking locations in Chester, Delaware and Bucks counties, Pennsylvania and Morristown, New Jersey, its New Jersey regional headquarters. The company also recently announced new representative offices in Palm Beach, Florida and Montchanin, Delaware. Its primary market niche is providing personalized service to its client base.

The Bank, through its Private Banking division and strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. Bell Rock Capital’s services include banking, liquidity management, investment services, 401(K) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com.

For information regarding Malvern Federal Savings Bank, please visit our web site at http://www.malvernfederal.com.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

-2-